Exhibit 10.18

SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT dated October 23, 2006 between BERKSHIRE INSURANCE GROUP, INC., a Massachusetts corporation with a principal place of business in Pittsfield, Massachusetts (“Employer”) and ROSS D. GORMAN of Conway, Massachusetts (“Executive”).

PRELIMINARY STATEMENT

Employer, an insurance agency offering a full line of insurance products, including automobile, home, business and life insurance (the “Business”), is a wholly-owned subsidiary of Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHLB”).

Executive has been employed as President of MassOne Insurance Agency, Inc. (“MassOne”), a Massachusetts insurance agency that is also engaged in the Business.

Simultaneously with the execution of this Agreement, Employer, BHLB and MassOne are entering into an Asset Purchase Agreement of even date (the “APA”) pursuant to which Employer has agreed to acquire substantially all of the assets of MassOne (the “MassOne Assets”).

Simultaneously with the execution of this Agreement, Employer is also entering into Stock Purchase Agreements for the acquisition of all of the issued and outstanding shares of Reynolds, Barnes & Hebb, Inc. (“RB&H”), McCormick, Smith & Curry Insurance Agency, Inc. (“MS&C”) and Minkler Insurance Agency, Inc. (“MIA”; MassOne, RB&H, MS&C and MIA are collectively referred to herein as the “Acquired Agencies”).

Employer desires to employ Executive as a member of its senior executive management team with the duties and responsibilities set forth herein.

This Agreement sets forth the terms on which Executive shall be so employed.

AGREEMENT

IT IS THEREFORE AGREED AS FOLLOWS:

1.  Employment.  Commencing on the Commencement Date, Employer shall employ Executive as President and Chief Executive Officer, and Executive shall accept such employment to undertake the responsibilities set forth in Section 2.

2.  Duties and  Responsibilities; Base of Operations.  Executive’s duties and responsibilities shall be as set forth on Exhibit A attached hereto.  Executive shall be based at 117 Main Street, Greenfield, Massachusetts (“Executive’s Base Office”).  Employer shall not, without the prior consent of Executive, (a) relocate Executive’s office to a location outside of a 25-mile radius of Executive’s Base Office, (b) significantly reduce Executive’s authority, duties or status or (c) direct Executive to report to anyone other than the Chief Executive Officer of

BHLB or Berkshire Bank or a designee thereof holding the office of Executive Vice President (the “BHLB CEO”).

3.  Conduct of Executive.  During the Term (as defined in Section 4), Executive shall devote substantially all of his business time, attention and energies to the Business.  Executive shall be entitled to engage in such civic and charitable activities during the business day that shall be reasonably related to the development of the Business, provided that such activities shall not significantly interfere with Executive’s work performance.  Executive shall actively and industriously pursue his profession in the interests of Employer, and shall carefully avoid any and all personal acts, habits and usages which might injure in any way, directly or indirectly, his professional reputation, the professional reputation of Employer, or any employee of Employer, or which might otherwise be detrimental to any interest of Employer and its affiliates.

4.  Term of Employment; Termination.

4.1  Initial Term.  The initial term (the “Initial Term”) of Executive’s employment hereunder shall commence on the date of the closing of Employer’s purchase of the MassOne Assets (the “Commencement Date”) and shall continue through December 31, 2006 and for a period of three years thereafter through  December 31, 2009, unless sooner terminated as set forth in Section 4.3 (the period from January 1, 2007 through December 31, 2007 and each successive twelve-month period is herein referred to as an “Employment Calendar Year”).

4.2  Additional Terms.  Upon the expiration of the Initial Term, this Agreement shall be automatically extended for additional terms of one year each (the “Additional Terms”), subject to termination as set forth in Section 4.3 (as used in this Agreement, “Term” shall mean the Initial Term and, if this Agreement shall be extended, the Additional Terms).

4.3  Termination.  This Agreement may be terminated as follows:

4.3.1  By Employer for cause (a “Cause Termination”) as follows:

4.3.1.1  Immediately upon notice by Employer in the event that:  (a) Executive shall have committed fraud, been charged with, or convicted of, a felony (whether or not employment related), misappropriated or embezzled funds or engaged in other serious misconduct; (b) Executive shall have committed a material violation of any policy or procedure of Employer or BHLB, including, without limitation, those set forth in the Berkshire Hills Bancorp, Inc. Code of Business Conduct now or hereafter in effect; (c) any license or registration issued to Executive by any federal, state or other regulatory agency for the sale of insurance shall have been suspended (unless such license or registration shall be reinstated within 30 days after the date of suspension), withdrawn or revoked because of unprofessional or unethical or improper conduct; (d) Executive shall have been found guilty of unprofessional or unethical conduct by any professional organization having jurisdiction over Executive; or (e) Executive shall have committed a substantial breach of any of the provisions contained in Section 9 (a “Section 9 Breach”).

4.3.1.2  30 days after notice by Employer in the event that Executive shall have committed a substantial breach of this Agreement (other than a Section 9 Breach), which notice shall make specific reference to this Section 4.3.1.2 and set forth the details of such breach, unless such breach shall be remedied within said 30-day period.

4.3.2  30 days after notice by Executive that Employer shall have committed a substantial breach of this Agreement, which notice shall make specific reference to this Section 4.3.2 and set forth the details of such breach, unless such breach shall be remedied within said 30-day period.

4.3.3  By either party for any reason upon 90 days’ prior notice to the other party; provided, however, that in the case of termination by Executive, no such notice may be given during the first 90 days of the Initial Term.

4.3.4  Immediately upon (a) notice by Employer in the event that Executive shall have become Permanently Disabled (as defined in Section 7.2), or (b) the death of Executive.

4.4  Resignation.  In the event of termination of this Agreement for any reason, Executive shall be deemed to have resigned from all positions held at Employer or any parent, subsidiary or affiliate thereof, including, without limitation, any position as director or officer.

5.  Compensation and Benefits.  During the Term, Employer shall pay Executive the compensation and benefits as follows:

5.1  Base Salary.  From the Commencement Date through December 31, 2006 Employer shall pay Executive a salary of $7,212 per week (the “Interim Salary”).  For the remainder of the Term, Employer shall pay Executive an annual salary of not less than $250,000 (“Base Salary”).  The Interim Salary and the Base Salary shall be payable to Executive in accordance with the normal payroll practices of Employer.  During the Term, the BHLB CEO shall review Executive’s Base Salary at least annually and make increases, if any, in accordance with the BIG Budgets and Plans (as defined in the APA).  If Executive’s Base Salary shall be increased at any time, the then current Base Salary, plus the amount of the increase, shall constitute the new “Base Salary” hereunder.

5.2  Additional Compensation.  For the 2007 Employment Calendar Year, Employer shall pay Executive annual additional compensation (“Additional Compensation”) in the amount of $125,000.  Additional Compensation shall be paid in two installments as follows:  (a) $75,000 on or before April 30, 2007 and (b) the balance of $50,000 on or before December 31, 2007.  After the 2007 Employment Calendar Year, Executive shall be eligible for annual incentive compensation based on (a) the BHLB CEO’s assessment of  Executive’s individual performance, (b)  Employer’s performance,  (c) BHLB's performance and (d) the criteria of the performance-based compensation plan which may be in effect from time to time for BHLB’s senior executives.

5.3  Benefits.  Employer shall provide Executive with the following benefits:

5.3.1  Vacation; Holidays; Sick Leave.  During each Employment Calendar Year, Executive shall be entitled to vacation in accordance with Employer’s standard vacation policies in effect from time to time for Employer’s officers and such additional time as shall be approved by the BHLB CEO.  Executive shall take vacation at such times as shall be mutually agreed upon by Employer and Executive in accordance with the standard policies of Employer.  Executive shall be entitled to paid legal holidays and sick leave in accordance with the standard policies of Employer.

5.3.2  Stock Options.  On the Commencement Date BHLB and Executive shall enter into the Stock Option Award Agreement attached hereto as Exhibit B, under which Executive shall receive stock options covering 5,000 shares of BHLB Common Stock.  During the Term, Executive shall be eligible to receive additional stock options.

5.3.3  Expenses.  Subject to Employer’s standard procedures and requirements in effect from time to time, Employer shall reimburse Executive for, or shall pay directly on behalf of Executive, all normal, reasonable, necessary and properly-documented business expenses that shall be incurred by Executive in the performance of his services hereunder.

5.3.4  Automobile Reimbursement.  Employer shall (a) provide Executive with a monthly automobile allowance of $1,000 for the business use of his motor vehicle and (b) pay, or reimburse Employee for, all fuel costs for such motor vehicle (collectively, the “Vehicle Reimbursement”).  The Vehicle Reimbursement shall be in lieu of all costs, fees and expenses that Executive shall incur to operate, maintain and insure the motor vehicle used by Executive in the performance of Executive’s services hereunder.

5.3.5  Other Benefits.  In addition to the compensation and benefits provided for in this Section 5, Executive shall be entitled to participate in those executive benefit plans, arrangements and perquisites set forth on Exhibit C attached hereto, together with such other benefit plans, arrangement and perquisites that Employer may offer from time to time to full-time executives and in which Executive shall be eligible to participate.  Executive shall be given full credit for his service with MassOne for purposes of his eligibility to participate in such benefit plans, and if any benefit plan in which Executive shall be entitled to participate shall contain a pre-existing condition exclusion, eligibility waiting period or other limitation or exclusion applicable to new employees under such plan, such limitation or exclusion shall not apply to Executive or his covered dependents who shall have been covered under a similar plan of MassOne prior to Employer’s acquisition of MassOne.

6.  Payments on Termination.  The following payments shall be made to Executive upon termination of this Agreement prior to the expiration of the Term:

6.1  If this Agreement shall be terminated (a) by Employer pursuant to Section 4.3.1 (Cause) or Section 4.3.4 (death or Permanent Disability), or (b) by Executive pursuant to Section 4.3.3, Executive shall be paid only such amount of Base Salary and Additional Compensation (“Accrued Salary and AC”) that shall have accrued and be unpaid as of the date of termination (the “Termination Date”).  Employer shall pay the Accrued Salary and AC to Executive as soon as practicable after the Termination Date.

6.2  If this Agreement shall be terminated during the Term by Employer pursuant to Section 4.3.3 or by Executive pursuant to Section 4.3.2, Employer shall pay Executive the following amounts:

(a)  Accrued Salary and AC; and

(b)  Severance pay (“Severance Pay”) equal to the sum of:

 (i) Executive’s Base Salary for the greater of (1) the number of months remaining in the then current Term or (2) 12 months (the “Severance Pay Period”); and

 (ii), for each month of the Severance Pay Period, an amount equal to one-twelfth of Executive’s annual Additional Compensation.

Accrued Salary and AC shall be paid to Executive as soon as practicable after the Termination Date, and Severance Pay shall be paid, commencing one month after the Termination Date, in equal monthly installments over the Severance Pay Period.  During the Severance Pay Period, Executive shall be entitled to continue to receive the benefits to which he shall be entitled pursuant to Section 5.3.5, except that (a) no contributions of any Severance Pay (by Employer or Executive) shall be made to any 401(k) plan in which the Executive shall be participating on the Termination Date and (b), if on the Termination Date Employer’s disability insurance plan(s) shall not allow participation in such plan(s) by terminated employees, Executive’s coverage under such disability insurance plan(s) shall cease on the Termination Date.

7.  Disability.

7.1  Executive shall be deemed “Temporarily Disabled” or to have suffered “Temporary Disability” if he shall be unable, as a result of physical or mental illness or accident to perform his duties hereunder on a full-time basis (as is customary for Employer’s senior executives).

7.2  Executive shall be deemed “Permanently Disabled” if (a) he and Employer shall agree that he is permanently disabled, (b) he shall be deemed to be permanently disabled under any employee benefit plan or program maintained by Employer or Employer’s parent, subsidiaries or affiliates and in which Executive shall then be participating or (c) he shall be Temporarily Disabled for six consecutive months.

7.3  All successive periods of disability (whether Executive shall be Temporarily Disabled or Permanently Disabled during such period) shall be deemed a single period of disability unless separated by at least six months of full-time active service.

7.4  During any period when Executive shall be Temporarily Disabled, Executive shall, for the first six months of such Temporary Disability, continue to be paid his Base Salary and Additional Compensation; provided, however, that the payments of Base Salary and Additional Compensation pursuant to this Section 7.4 shall reduced by the amount of any disability insurance proceeds received by Executive from any disability insurance policy the premiums for which Employer shall pay directly or reimburse to Executive. In no event shall Executive be entitled to receive a duplicate benefit under this Section 7.4 and Employer’s sick pay allowance policy.

7.5  Executive shall be entitled to apply accrued vacation time to reduce any period of Temporary Disability.

8.  Facilities.  Employer shall make available to Executive such office space, furniture, furnishings, equipment and supplies and secretarial and administrative assistance that shall be commercially reasonable, necessary and appropriate for the performance of Executive’s services hereunder.

9.  Restrictive Covenants; Non-Disclosure of Confidential Information.

9.1  As used in this Section 9, the following terms shall have the meanings indicated:

9.1.1  “Qualified Customer” shall mean any customer of Employer or the Acquired Agencies during the two-year period ending on the Termination Date or any prospective customer identified by Employer or the Acquired Agencies within that two-year period for business solicitation.

9.1.2  “Competing Services” shall mean the sale of insurance products and the provision of insurance planning services and such other services that are similar to or competitive with the products and services then provided by Employer or which Executive has reason to know Employer intends to provide in the conduct of the Business.

9.2  Restrictive Covenants.  Except as set forth in Section 9.3, during the Term and for the period commencing on Termination Date and continuing through the third anniversary of the Termination Date, Executive shall not:

(a), directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity, engage as a shareholder, officer, director, owner, partner, member, manager, joint venturer, employee, independent contractor, consultant or advisor, in any business that shall solicit business for Competing Services from, or provide Competing Services to, any Qualified Customer, wherever located; or

(b)  solicit for employment, hire or engage as an employee or independent contractor any individual who shall be at that time, or shall have been within one year prior to that time, an employee of Employer or any parent, subsidiary or affiliate of Employer (collectively, the “Restrictive Covenants”).

9.3  Termination of Restrictive Covenants.  If Executive shall terminate his employment pursuant to Section 4.3.2, the Restrictive Covenants shall terminate as of the Termination Date.  If Employer shall terminate Executive’s employment pursuant to Section 4.3.3, the Restrictive Covenants shall terminate three years following the Termination Date, provided that Executive shall receive payment of his full Severance Pay as provided in Section 6.2; if Executive shall not receive his full Severance Pay, the Restrictive Covenants shall terminate as of the latest date of payment of Severance Pay.

9.4  Non-Disclosure of Confidential Information.

9.4.1  Confidential Information.  Prior to the commencement of the Term, Executive has had, and, during the Term, Executive shall have, access to confidential and proprietary information concerning the business or affairs of Employer and Employer’s parent, subsidiaries and affiliates (collectively, the “Employer Parties”), including, without limitation, (a) internal business information such as financial statements, reports, summaries of operations, projections, accounting and business methods, information relating to strategic and staffing plans and practices, business, marketing, promotional and sales plans, practices and programs, training practices and programs, business contracts and cost, rate, pricing, compensation and commission structures; (b) trade secrets, ideas or designs (whether or not patentable or copyrightable and whether or not reduced to practice or fixed in a tangible medium), including, without limitation, all drawings, formulas, patterns, models, methods, procedures, specifications, technology, development plans, samples, memoranda, notes and other related information; (c) computer software, program listings, documentation, data and data bases; (d) customer lists and customer confidential information; and (e) compilations of data, including, without limitation, the form or format of information that may comprise or include information otherwise not deemed confidential (collectively, “Confidential Information”).  Confidential Information shall not include any records, data or information that shall be in the public domain before or during the Term, provided that the same shall have not fallen into the public domain as a result of a direct or indirect disclosure by Executive in breach of this Agreement.

    9.4.2  Non-Disclosure.  The Employer Parties shall have all rights to possession, use and title to all Confidential Information which Executive shall originate or which shall have come into Executive’s possession in any way, and Executive shall deliver such Confidential Information to Employer in the ordinary course of business.  Executive shall not during the Term, or thereafter, disclose, directly or indirectly, any Confidential Information to any person, other than (a) the Employer Parties, (b) employees of the Employer Parties authorized to receive such Confidential Information at the time of such disclosure, or (c) such other persons to whom Executive shall have been specifically instructed to make disclosure by the General Counsel or Chief Executive Officer of BHLB or the Bank, and in all such cases only to the extent required in the course of Executive’s employment by Employer, except as required by law.  At the expiration or termination of the Term, Executive shall deliver to Employer all Confidential Information which shall be in Executive’s possession or control and shall not retain or use any copies or summaries thereof.

9.5  Remedies.  Executive acknowledges that the Employer Parties are engaged in a highly competitive business and that the protections for the Employer Parties set forth in this Section 9 are fair and reasonable and are of vital concern to the Employer Parties.  Further, Executive acknowledges that monetary damages for any violation of this Section 9 will not adequately compensate the Employer Parties with respect to any such violation.  Therefore, in the event of a breach by Executive of any of the terms and provisions contained in this Section 9,

Employer shall be entitled to institute legal proceedings to obtain damages for any such breach and/or to enforce the specific performance of this Agreement by Executive and to enjoin Executive from any further violations.  The remedies available to Employer pursuant to this Section 9.5 may be exercised cumulatively by Employer in conjunction with all other rights and remedies provided by law.  The provisions of this Section 9 shall survive the termination of this Agreement and the termination and expiration of Executive’s employment, regardless of how Executive’s employment may be or shall have been terminated.

10.            Insurance.  For not less than five years after the Commencement Date and throughout the Term, Employer shall maintain a policy of errors and omissions insurance, in such amounts as shall be customary in the industry for full-service agencies similar to Employer, that shall provide full coverage for Executive, including, without limitation, coverage of prior acts during the period of Executive’s employment by MassOne.

11.    Miscellaneous Provisions.

11.1  Waiver.  No waiver of any breach of any provision of this Agreement shall constitute a waiver of any other breach of that or any other provision hereof.

11.2  Severability.  If any provision of this Agreement shall be deemed by any court having jurisdiction thereon to be invalid or unenforceable, the balance of this Agreement shall remain in effect; if any provision of this Agreement shall be deemed by any such court to be unenforceable because such provision shall be too broad in scope by reason of the geographic or business scope or the duration thereof, or for any other reason, such provision shall be construed to be limited in scope to the extent such court shall deem necessary to make it enforceable; and if any provision shall be deemed inapplicable by any such court to any person or circumstances, it shall nevertheless be construed to apply to all other persons and circumstances.

11.3  Governing Law; Effect.  This Agreement shall be construed and enforced in accordance with the substantive law of the Commonwealth of Massachusetts, without giving effect to the conflicts or choice of law provisions of Massachusetts or any other jurisdiction, and shall have the effect of a sealed instrument.

11.4  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.  This Agreement is personal to Executive and Executive may not assign nor delegate any of Executive’s rights or obligations hereunder in any manner without the prior consent of Employer.

11.5  Entire Agreement.  This Agreement contains a complete statement of the undertakings between the parties with respect to its subject matter, cannot be changed or terminated orally, and supersedes all prior agreements and undertakings.  There are no representations not set forth in this Agreement which have been relied upon by the parties.

11.6  Notice.  Any notice, approval, consent or other communication under this Agreement shall be in writing and shall be considered given when (1) delivered personally, or (2)

mailed by registered or certified mail, return receipt requested or (3) transmitted by facsimile with a confirming copy sent by overnight mail or courier service to the parties at the addresses indicated below (or at such other address as a party may specify by notice to the others pursuant hereto).  Notice given by a party’s counsel shall be considered notice given by that party.

(a)	If to Employer, to it at:

c/o Berkshire Bank
P. O. Box 1308
24 North Street
Pittsfield, MA  01202-1308
Attention:  Michael P. Daly, President and CEO
Facsimile No. 413-447-1895

With a copy to:

Gerald A. Denmark, Senior Vice President and General Counsel
P. O. Box 1308
24 North Street
Pittsfield, MA  01202-1308
Facsimile No. 413-448-9052

(b)	If to Executive, to him at:

P.O. Box 129
120 Main Poland Road
Conway, MA   01341

12.  Cancellation.  If the APA shall be terminated for any reason, this Agreement shall be automatically canceled, and neither party shall have any further obligation to the other hereunder.

Signed and sealed on the date first written above.

BERKSHIRE INSURANCE GROUP, INC.

By	/s/ Ross D. Gorman
Its

/s/ Ross D. Gorman
ROSS D. GORMAN

The undersigned, Berkshire Hills Bancorp, Inc., hereby guaranties full performance of the obligations of Employer hereunder.

BERKSHIRE HILLS BANCORP, INC.

By	/s/ Michael P. Daly
Its

EXHIBIT A

DUTIES AND RESPONSIBILITIES OF EXECUTIVE

Executive’s duties shall consist of responsibility for all aspects of the operation of the business of Employer, reporting to and under the direction of the BHLB CEO.  Executive shall be responsible for ensuring that (a) Employer’s long-term strategies align with those of BHLB, (b) Employer shall achieve and maintain profitable growth, (c) Employer shall retain its customer accounts and (d) Employer shall effectively utilize corporate resources of BHLB and its affiliates.  Executive shall create, implement and monitor quality standards using Six Sigma, Best Practices and other benchmarking systems.